Exhibit 10.1
RELEASE AGREEMENT

THIS RELEASE AGREEMENT (the “Agreement”) is made as of August 20, 2025 by WESCO International, Inc. and WESCO Distribution, Inc., Delaware corporations (collectively, “Wesco”) and Nelson J. Squires, III (“Employee”).

In consideration of the mutual promises made herein and intending to be legally bound hereby, Wesco and Employee hereby agree as follows:

1.Termination of Employment. Employee shall cease to be an employee of Wesco effective as of September 30, 2025 (the “Termination Date”).

2.Effect of Termination. Except as expressly provided in this Agreement, Wesco shall have no obligations to Employee from and after the Termination Date. Without limiting the generality of the foregoing, Wesco shall have no obligation to Employee with respect to salary, bonuses and other cash or equity incentive compensation, fringe benefits, relocation benefits, severance pay or other termination benefits, pension, profit-sharing or other retirement or deferred compensation payments under plans qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), any other incentive or deferred compensation payments under plans not so qualified (except as required in accordance with the terms of such qualified and nonqualified plans and applicable law), and any health, life, disability, or other welfare benefit plans, programs or arrangements. For the avoidance of doubt, Employee’s 401(k) plan and deferred compensation plan amounts, if any, will be paid in accordance with the terms of the plans and applicable law. This Agreement does not affect Employee’s rights to exercise vested equity awards pursuant to their terms and any right Employee may have to indemnification or coverage under Wesco’s bylaws or directors’ and officers’ insurance policies or pursuant to the Director and Officer Indemnification Agreement between Wesco and Employee. Except for the payments and benefits described in this Agreement, Employee waives any and all of the foregoing compensation and benefits that may have accrued prior to the Termination Date and shall not be entitled to receive any of the foregoing compensation or benefits after the Termination Date.

3.Termination Benefits. Employee shall receive the following termination benefits, provided that this Agreement becomes effective and is not revoked during the seven-day revocation period set forth in Section 11 below, and also subject to Section 6 below:

a.Wesco shall pay to Employee any accrued but unpaid current salary and fringe benefits through the Termination Date and the severance compensation and benefits identified in Annex I attached hereto and made a part hereof (hereinafter the “Severance Benefits”).

b.The termination of Employee’s employment on the Termination Date shall constitute a qualifying event, as described in Section 4980B(f)(3) of the Code, with respect to Employee’s health care continuation rights under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”). As of the Termination Date, Employee will be deemed to have elected health care continuation coverage under COBRA.

Employee and eligible family members enrolled in the health care plan on the Termination Date shall be eligible to receive health care continuation coverage from Wesco for the period beginning on the Termination Date for a period of eighteen (18) months to the extent provided under COBRA, subject to the terms and conditions of Wesco’s existing health care programs and arrangements and Section 4980B(f) of the Code. The premiums for such health care continuation coverage shall be paid by Employee as provided under COBRA to the extent not provided otherwise in the Severance Benefits. The period from the Termination Date and thereafter shall be charged against Employee’s rights under COBRA, as amended, and Section 4980B(f) of the Code.

c.To the extent that any of the foregoing benefits are subject to federal, state or local income or other taxes and Wesco believes, in good faith, that it is required by applicable law to withhold any such taxes in respect of any payment or benefit, Wesco shall make withholding in the amounts it determines to be appropriate and shall remit those amounts to the appropriate taxing authorities. Wesco’s obligations shall be limited to those imposed on employers for withholding of taxes under applicable law and Employee shall be responsible for the timely reporting of income and the payment of taxes thereon.

d.Notwithstanding any other provision of this Agreement, Employee may pursue a claim for unemployment compensation and Wesco will indicate that it does not contest such claim; provided, however, that both parties will satisfy their legal obligations to provide other information as the unemployment compensation agency may request.

4.Confidential and Proprietary Information; Confidentiality.

a.Employee shall return to Wesco by the Termination Date, or upon Wesco’s request, all written materials, documents and other information in his possession relating to Wesco and its management and business and all other property of Wesco in his possession. Employee acknowledges that, by virtue of his position with Wesco, he has had access to certain confidential and proprietary information of Wesco and its business affairs. Employee represents that he has held all such information confidential and that he shall keep secret all confidential and/or proprietary matters relating to Wesco, whether or not specifically designated as such, and shall not disclose them for any purpose whatsoever to any outside party without the prior written consent of Wesco; provided, however, that this Agreement does not prohibit Employee or limit Employee’s right under the law to communicate directly with federal or state agencies or otherwise to participate in any investigation or proceeding that may be conducted by any such agency concerning Wesco, including providing documents or other information, without notice to Wesco, subject, however, to the provisions in paragraph 6 of this Agreement concerning certain limitations on Employee’s ability to receive monetary or other relief, including and especially any monetary or other relief from Wesco, arising from such communication or participation. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict Employee from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

b.Employee acknowledges that he remains bound by and subject to the terms of those certain Employee Confidentiality and Nonsolicitation Agreement and Patent Information and/or Intellectual Property Agreement(s) to the extent that he has signed the same.

c.Employee agrees that he will not issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Wesco. Except as provided in this Section 4(c), Employee agrees not to disclose any information whatsoever regarding the existence or substance of this Agreement to any person other than to his attorneys, spouse, financial advisors and those needed to perform tasks to effectuate this Agreement, or as is otherwise required by law. Employee may make oral statements to the public to the effect that his employment with Wesco has terminated and that the parties have reached an agreement concerning such termination.

5.Non-Competition, Non-Solicitation and Non-Disparagement.

a.    In consideration of the payments to be paid to Employee under this Agreement, Employee agrees that for a period of twelve (12) months following the Termination Date, he shall not, by himself or in partnership or as an equity owner or in conjunction with, or as an employee, agent, consultant, unpaid adviser, manager or director of any other person, business, firm, corporation or other entity, either directly or indirectly undertake or carry on or be engaged or have any financial or other interest in any businesses, including their divisions, subsidiaries or affiliated entities, which are competitors of Wesco, its subsidiaries or affiliates; provided, however, that this provision shall not prevent Employee from owning less than 1% of any publicly-owned entity or less than 3% of any private equity fund.

b.    In consideration of the payments to be paid to Employee under this Agreement, Employee agrees that for a period of twelve (12) months following the Termination Date, he shall not, directly or indirectly, solicit for employment or employ any employee of Wesco, its subsidiaries or affiliates, without Wesco’s prior written consent.

c.    Employee shall not disparage, malign, or otherwise say or do anything which is intended to or could reasonably be expected to adversely affect the reputation and standing of Wesco.

d.    The Parties agree that in the event Employee should violate any terms of this Section 5, Wesco would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, it is agreed that, in addition to any other remedy in which it may be entitled in law or equity, Wesco shall be entitled to an injunction (without proof of actual damages and without the necessity of posting a bond or other security with the Court) to prevent breaches or threatened breaches of this Section 5, and/

or to compel specific performance of this Section 5. In the event that Employee is found to have breached any provision set forth in this Section 5, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin or continue to run) for so long as Employee was in violation of that provision.

6.Acknowledgment and Release.

Employee acknowledges that the payments and benefits he is to receive pursuant to this Agreement shall be in full satisfaction of all claims, demands, causes of action, and damages, if any, against Wesco and its past and present parent company, subsidiaries, affiliates, shareholders, directors, officers, employees, agents, insurers, predecessors, successors and assigns (collectively, “the Released Parties”) arising out of or relating to Employee’s employment with Wesco and its past and present parent company, subsidiaries and affiliates. Except for the obligations of the respective parties under this Agreement, Employee does, for himself and his heirs, personal representatives, successors and assigns, hereby irrevocably release and forever discharge the Released Parties of and from any and all manner of actions, causes of action, claims, suits, debts, dues, sums of money, controversies, agreements, promises, demands and damages whatsoever, both at law and in equity, known or unknown, arising under any federal, state or local law, rule, ordinance or regulation (including any common law and including, but not limited to, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Family and Medical Leave Act, as amended, the Americans with Disabilities Act, as amended, the Pennsylvania Human Relations Act, as amended, and the Pennsylvania Whistleblowers Law, as amended, and any similar state and local laws), which he now has or ever had or may in the future have, arising out of or relating to any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement for, on account of, relating to, or arising out of any transactions, matters or events that have occurred prior to the Effective Date of this Agreement (as defined below). This Agreement is not intended to release any claim or right to participate in any investigation or proceeding that cannot be released as a matter of law, including, but not limited to, certain whistleblower claims, investigations and proceedings under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as certain claims filed with the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Securities and Exchange Commission, and the National Labor Relations Board. Nothing in this Agreement is intended to prevent or limit Employee’s right to receive a whistleblower award from a governmental agency for information provided to that governmental agency in any investigation, claim or proceeding referred to in the preceding sentence; provided, however, that Employee expressly acknowledges and agrees that, except for any such awards from governmental agencies, he shall not be entitled to receive any other monetary or other recovery in connection with any claim or proceeding referred to in the preceding sentence, filed by him or on his behalf, arising from or attributable in any way to his employment with Wesco or the termination thereof, before any federal, state or local court or administrative agency, and Employee hereby waives his right to any such monetary or other relief. For the avoidance of all doubt, Employee expressly acknowledges and agrees that, even if such a claim or proceeding is initiated by Employee or on his behalf (or on anyone else’s behalf), Employee shall not be entitled to receive any monetary or other recovery whatsoever from Wesco in connection with that claim or proceeding. Employee acknowledges that, by signing this Agreement and accepting the benefits of it, he is giving up forever any right to seek any further monetary or other relief from Wesco as a result of his employment with Wesco or the termination thereof. This release covers any type of relief, no matter how labeled, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering or mental anguish, costs, attorneys’ fees and expenses and claims to be reinstated to employment with Wesco. Employee understands that nothing in this Agreement prevents or precludes him from challenging or seeking a determination in good faith of the validity of the waiver solely under the Age Discrimination in Employment Act contained in this Agreement, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

7.No Reinstatement or Re-employment

Employee agrees that he waives all claims to reinstatement of his employment with Wesco and/or its past, present and future divisions, affiliates, subsidiaries or parents, and that he will not at any future time apply for employment with Wesco and/or its past, present and future divisions, affiliates, subsidiaries or parents. Employee agrees that his breach of this paragraph will constitute lawful and just cause to refuse to employ him and that he shall have no cause of action against Wesco for such refusal.

8.Breach of Agreement.

a.Except as hereinafter provided, in the event that it is determined that Employee has breached any provision of this Agreement, Wesco shall be relieved of any and all obligations to make further payments or provide further benefits to Employee hereunder (except to the extent required by law), and Employee shall repay immediately to Wesco all monies and benefits that Employee received as Severance Benefits. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be determined in accordance with the provisions of subsection (b) below.

b.Arbitration Agreement. The parties agree that any dispute arising under or in connection with this Agreement shall be resolved by arbitration in accordance with the then current rules of the American Arbitration Association respecting employment disputes pertaining at the time the dispute arises. Such arbitration shall be held in Pittsburgh, Pennsylvania before a panel of three arbitrators. The determination of the arbitrators shall be conclusive and binding upon the parties to such arbitration proceeding and judgment upon the award may be entered in any court having jurisdiction. The expenses of each party, including legal and accounting fees, if any, with respect to the arbitration shall be borne by such party, except to the extent otherwise directed by the arbitrators, who shall endeavor to allocate such expenses among the disputing parties based upon the relative merits of their cases. The arbitrators shall designate the party to bear the expenses of the arbitrators or the respective amounts of such expenses to be borne by each party. Any provision in this Agreement to the contrary notwithstanding, each party shall be free to seek provisional equitable relief from a court of competent jurisdiction (whether or not an arbitration proceeding shall then be pending). No arbitration pursuant to this Agreement shall be stayed or delayed pending the outcome of any judicial or other proceeding.

9.Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid to the addresses set forth on the signature page hereto or to such other address as either party may designate by notice to the other, and shall be deemed to have been given upon delivery in person or upon deposit in the mail.

10.Miscellaneous.

a.The failure of a party to this Agreement to insist on any occasion upon strict adherence to any term of this Agreement shall not be considered to be a waiver or to deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

b.If any provision of this Agreement shall be invalid or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

c.This Agreement constitutes the entire understanding of the parties with respect to its subject matter, supersedes all prior agreements and understandings with respect to such subject matter (except as expressly provided otherwise), and may be terminated or amended only by a written agreement signed by all of the parties to this Agreement. Notwithstanding any provision to the contrary, the non-compete, non-solicitation and confidentiality covenants of Sections 4 and 5 shall be in addition to, and shall not be deemed to supersede, any existing non-compete, non-solicitation and confidentiality covenants or other agreements between Employee and Wesco, including those in any employment letter, term sheet, Stock Appreciation Right Award Agreements, Restricted Stock Unit Award Agreements, Stock Options Award Agreements or Performance Share Award Agreements or terms between Employee and Wesco. Employee also acknowledges that the consideration provided in this Agreement, including the payments and other benefits set forth on Annex I, are in excess of the consideration that Employee would have received in the absence of this Agreement, and thus Employee acknowledges and agrees that the release and waiver set forth in this Agreement are in exchange for valuable consideration that Employee would not otherwise be entitled to receive.

d.The provisions of this Agreement shall be governed by and construed in accordance with the law of the Commonwealth of Pennsylvania applicable to agreements made and to be performed in the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws.

e.The headings in this Agreement are for convenience of reference only and are not intended to be a part of or affect the meaning or interpretation of this Agreement.

f.This Agreement is personal to the parties hereto and cannot be assigned or transferred by either party without the express written consent of the other party. This Agreement shall inure to the benefit of and be binding upon Employee, his heirs, representatives and permitted assigns, and Wesco and its successors and permitted assigns.

g.All payments and benefits to Employee called for under this Agreement shall be made from the general assets of Wesco, and Employee shall have no rights in any such payments and benefits greater than the rights of a general creditor of Wesco. Notwithstanding the foregoing, those benefits to be paid to Employee which are in the nature of pension benefits shall be afforded the same protection and guarantees as similar benefits payable to other former employees of Wesco.

h.Employee agrees to cooperate fully with Wesco and any person so designated by Wesco, including but not limited to Wesco’s attorneys, to assist Wesco to resolve any disputes or issues with which Employee has relevant knowledge. Employee agrees to make himself available to answer questions or assist in such matters for a period of one year from the Termination Date. Such cooperation includes but is not limited to assisting Wesco and its counsel with litigation where Wesco determines that Employee’s assistance would be useful and assisting Wesco with certain filings. Such assistance may include, without limitation, providing telephone advice, attending personal meetings, providing deposition testimony, serving as a witness at trial, in legal proceedings, or otherwise, and similar activities. In arranging for such cooperation and assistance, Wesco will take into account Employee’s other commitments and schedule to the extent feasible.

i.This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

j.This Agreement is intended to be exempt from Code Section 409A and the interpretive guidance thereunder (“Section 409A”), including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. Each payment of Severance Benefits or any payment made under any Wesco benefit plan is intended to be treated as one of a series of separate payments for purposes of Section 409A.

11.Consideration and Revocation Periods.

a.Employee acknowledges, affirms and agrees that the benefits under this Agreement, including the Severance Benefits referred to in Annex I, constitute consideration in excess of that to which he would normally be entitled in the absence of this Agreement.

b.Employee represents that he has carefully read this Release; that he has been advised to consult with and receive the advice of an attorney of his choice with respect to his decision to execute this Agreement and to have an attorney explain to him the terms of this Agreement; that he accepts full responsibility and consequences of his action or non-action in this regard; that he knows and understands the content of this Agreement; that he executes this Agreement knowingly and voluntarily as his own free act; that the terms of this Agreement are totally satisfactory and thoroughly understood by him; that this Agreement was freely negotiated and entered into without fraud, duress or coercion; that he has 21 days from the original receipt of this Agreement within which to decide if he wants to sign it; that he may sign this Agreement in less than 21 days if he wishes; that he has 7 days after signing the Agreement within which to change his mind and revoke his acceptance; and that the terms of the Agreement will not be effective until those 7 days have expired without revocation. Employee agrees that any changes, whether material or immaterial, that are made to this Agreement prior to its execution shall not restart, or otherwise affect, the running of this 21 day consideration period. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement provided that Employee has not revoked the Agreement before that date (the “Effective Date”).

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IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year signed below.

EMPLOYEE:

/s/ Nelson J. Squires, III
________________________________________
By:    Nelson J. Squires, III
4 Holland Drive
Pittsburgh, PA 15238

State: PA
County: Allegheny

On this, the 10th day of Sept , 2025, before me, the undersigned Notary Public, personally appeared Nelson J. Squires, III who acknowledged himself to be the aforementioned individual, and that he duly executed the foregoing instrument for the purposes herein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

________________________________________
Notary Public

WESCO International, Inc.
WESCO Distribution, Inc.

/s/ Christine A. Wolf
________________________________________
By:    Name: Christine A. Wolf
Title: Executive Vice President and Chief Human Resources Officer
225 W. Station Square Drive, Suite 700
Pittsburgh, PA 15219

Commonwealth of Pennsylvania
County of Allegheny

On this, the 10th day of Sept , 2025, before me, the undersigned Notary Public, personally appeared Christine A. Wolf, who acknowledged herself to be the aforementioned representative of Wesco, and that she duly executed the foregoing instrument for the purposes herein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

________________________________________
Notary Public

Annex I

Severance Benefits

Upon Employee’s execution and delivery of the Agreement to Wesco, and after the later of the Effective Date or Termination Date, Wesco shall:

1)Provide a severance payment of twelve months of Employee’s most recent base salary in the total (gross) amount of Six Hundred Seventy Thousand and no/100 Dollars ($670,000.00). The foregoing payment will be made in approximately equal bi-weekly installments of $25,769.23 over a twelve month period in accordance with Wesco’s standard payroll practices and shall begin in the next applicable regular payroll processing period after the later of the Effective Date or Termination Date (provided that any installments that would have been paid during the period between the Termination Date and the 60th day following the Termination Date shall be accumulated and paid on the first regularly scheduled payroll date occurring after the 60th day following the Termination Date).

2)Provide an additional severance payment in lieu of a 2025 bonus in the total (gross) amount of Four Hundred Fifty-One Thousand Ten and 96/100 Dollars ($451,010.96). The foregoing payment will be made in a lump sum within sixty (60) days after the Termination Date.

3)Continued participation in the company medical, dental and vision benefit plans in which the Employee and his eligible family members enrolled in the plans immediately prior to the Termination Date (subject to the terms and conditions of Wesco’s existing health care programs and arrangements and applicable law), subject to Employee’s continued payment of the applicable premiums at active employee rates (provided that Employee shall be obligated to refund to Wesco any portion of the employer premium subsidy provided during the period between the Termination Date and the 60th day after the Termination Date in the event that this Agreement does not become effective and irrevocable).

4)Preparation of Canadian (and U.S., as relevant to the tax equalization) tax returns for 2025 and, if necessary, 2026 related to the exercise of the vested and exercised or exercisable SARs listed below granted while on international assignment:

Grant Date	Grant Price	# of SARS Exercised or Exercisable
Feb 16, 2017	$71.65	12,107
Feb 13, 2018	$62.80	16,305
Feb 13, 2019	$54.64	10,308
Feb 13, 2020	$48.32	21,645

Tax equalization will apply to the related income, as determined by the Company in consultation with appropriate tax professionals, and the Company may offset payments made or to be made for one year with payments or refunds received or expected to be received for other years (e.g., 2025, 2026 or other outstanding years, such as 2023). With regard to the balance

Employee owes the Company of $671,424 from the 2023 tax equalization settlement calculation, the Company will apply the excess hypothetical tax withheld from Employee's recent equity exercise of $471,211 to reduce the balance due to the Company to $200,213.  The balance will be payable to the Company immediately upon Employee's receipt of the refund due from the IRS on Employee's 2023 income tax return of $671,424.  For clarity, Employee will be entitled to keep the amount of the IRS refund received in excess of the $200,213 owed to the Company, excluding any interest paid by the IRS on the refund which shall be immediately payable to the Company upon receipt.  Should Employee exercise any remaining outstanding equity grants prior to receipt from the IRS of the refund on Employee's 2023 income tax return, the Company will similarly apply any excess hypothetical tax withheld from such exercises to reduce the $200,213 balance due to the Company.  To the extent the Company applies any such excess hypothetical tax withholding to reduce the $200,213 balance due to the Company, Employee will be entitled to keep an equivalent amount of the refund due from the IRS on Employee's 2023 income tax return up to the amount of the refund claimed on Employee's 2023 income tax return of $671,424 but excluding any interest paid by the IRS on the refund which shall be immediately payable to the Company upon receipt.  The Company expects to withhold taxes from SARs exercises with Employee funding additional amounts as may be required for Canadian filings (then applying foreign tax credits on U.S. filings).

It is agreed and understood by the parties that all appropriate taxes and withholdings due and owing will apply to the foregoing Severance Benefits in accordance with Section 3(c) of this Agreement.